Exhibit 99.1


Contact: Stephen J. Morello, Public Relations and Corp.Communications, 914-244-7717

         READER'S DIGEST TO ACQUIRE `BOOKS ARE FUN'

Privately Held Firm is Nation's Leading Display Marketer of
                       Books and Gifts

        ACQUISITION WILL DIVERSIFY READER'S DIGEST'S
   DISTRIBUTION CHANNELS, CREATING SYNERGIES WITH CURRENT
      BUSINESSES AND GEOGRAPHIC EXPANSION OPPORTUNITIES


PLEASANTVILLE, N.Y. August 30, 1999 - The Reader's Digest
Association, Inc. (NYSE: RDA, RDB) today announced it has reached an agreement to acquire privately held Books Are
Fun, Ltd., the nation's leading display marketer of books and gifts, for approximately $380 million. The acquisition is part of Reader's Digest's strategy to diversify distribution channels for its current product lines, while also using its brand strength to create new opportunities.
The announcement was made by Thomas O. Ryder, chairman and CEO of Reader's Digest.

Books Are Fun markets on-site in schools and businesses in all 50 states and across Canada by offering premium-quality books and gifts at discount prices. The company expects to sell some 20 million books and gift items in 1999 with revenues in excess of $220 million. It has had compound growth rates of 24% for revenues and 27% for operating cash flow since 1996. Principal owners of the eight-year old company are founder Earl Kaplan and Equity Group Investments
(EGI), an investment firm controlled by Sam Zell.

Ryder said: "Books Are Fun offers an excellent fit with our growth strategies, particularly to diversify distribution channels for our products beyond direct mail. As the leading player in the rapidly growing display-marketing segment, Books Are Fun already has very strong growth prospects that will contribute to our revenues and earnings. Further, there are excellent opportunities to significantly accelerate growth through synergies with our school-based marketing program and by moving the business into our international markets."

In announcing its growth strategies earlier this year, Reader's Digest highlighted a plan to expand distribution channels for existing product lines to lessen its dependence on direct mail sales. Developing new channels will give Reader's Digest the opportunity to further leverage the sales potential of its books, music, videos and magazines, which have broad consumer appeal around the world.

The transaction is expected to contribute significantly in the near term to Reader's Digest's revenue and operating cash flow. The acquisition is expected to have a slightly positive effect on Reader's Digest's earnings per share in fiscal year 2000. It will be financed through a combination of cash on hand and bank debt. The deal, which is subject to customary closing conditions including regulatory approval, is expected to close around October 1, 1999.

Books Are Fun displays and sells books and gifts items at schools and businesses using book fairs and similar displays. It has a sales force of more than 700 independent representatives. The representatives serve 60,000 schools, 12,000 large corporations and institutions, 9,000 day-care centers and 20,000 small businesses. Books Are Fun has been responsible for donating over three million books to elementary and secondary schools since its inception in 1991. Books Are Fun's book categories include best-selling novels, cookbooks, children's books, educational, sports, hobby, nature, travel and self-help titles. Non-book categories include music, videos, and gift items.

Ryder added: "Books Are Fun has a proven high-margin business model that has delivered outstanding results over the past eight years. They have had an unbroken string of double-digit growth years. Importantly, their model is flexible, allowing the company to continue its growth trend by adding new products and distribution points. Like
Reader's Digest, Books Are Fun emphasizes high-quality products and does thorough market testing prior to distribution."

Earl Kaplan, president and CEO of Books Are Fun, said: "We are extremely pleased to be joining the Reader's Digest family, which offers tremendous growth opportunities for our business. The people at Reader's Digest really understand our business, and, of course, the company is an American institution that has one of the most trusted brands in the world."

Synergistic growth opportunities identified by Reader's Digest for the acquisition include: expansion of the successful Books Are Fun business model outside the U.S. and Canada (Reader's Digest's global infrastructure can help Books Are Fun expand its reach); expansion of sales of existing Reader's Digest products, including books, music, videos and magazines, through Books Are Fun; use of Reader's Digest's vast editorial and music content archives to create new products for the Books Are Fun distribution channel; and cost reduction through combined purchasing and manufacturing.

Reader's Digest said it plans to retain the current Books
Are Fun senior management team and to maintain Books Are Fun headquarters in Fairfield, Iowa.

The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain, and inspire people of all ages and all cultures around the world. Worldwide revenues were $2.5 billion for the fiscal year ended June 30, 1999. Global headquarters are located at Pleasantville, New York.

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws.
Forward-looking statements include any statements that address future results or occurrences. These forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. Some of these risks and uncertainties include factors relating to the ability to integrate the acquired company's business successfully, the continued strength of the acquired company's relationships with its employees, suppliers and customers, and the accuracy of the basis for forecasts relating to the acquired company's business.
Reader's Digest Association's filings with the Securities and Exchange Commission, including its reports on Forms 10-
K, 10-Q and 8-K, contain a discussion of some additional factors that could affect future results and occurrences.